Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results

Fremont, CA (January 7, 2021) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its second quarter of fiscal 2021 ended November 30, 2020.

Fiscal Second Quarter Financial Results:

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Net sales were $1.7 million, compared to $6.9 million in the second quarter of fiscal 2020.
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GAAP net loss was $2.0 million, or $0.08 per diluted share, compared to GAAP net income of $251,000, or $0.01 per diluted share, in the second quarter of fiscal 2020.
●
Non-GAAP net loss was $1.7 million, or $0.07 per diluted share, which excludes the impact of stock-based compensation, compared to non-GAAP net income of $456,000, or $0.02 per diluted share, in the second quarter of fiscal 2020.
●
Backlog as of November 30, 2020 was $1.1 million.

Fiscal First Six Months Financial Results:

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Net sales were $3.7 million, compared to $12.4 million in the first six months of fiscal 2020.
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GAAP net loss was $1.9 million, or $0.08 per diluted share, compared to a GAAP net loss of $162,000, or $0.01 per diluted share, in the first six months of fiscal 2020.
●
Non-GAAP net loss was $3.7 million, or $0.16 per diluted share, which excludes the impact of stock-based compensation and non-cash net gain of $2.2 million and a tax benefit of $215,000 related to the closure of Aehr’s Japan subsidiary during the first quarter. This compared to non-GAAP net income of $242,000, or $0.01 per diluted share, in the first six months of fiscal 2020.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Fiscal First Six Months COVID-19 Related Business Impacts:

●
Bookings and Revenue Negatively Impacted by COVID-19 – Bookings and revenues during the first six months of fiscal 2021 were negatively impacted due to several customer-specific production ramp delays and push outs due to COVID-19 related impacts. Aehr continues to be optimistic about generating significant bookings and revenue increases in the second half of the 2021 fiscal year compared to the first half.

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

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New Customer Evaluations and Orders Experienced Delays – While Aehr continues to engage in ongoing discussions with a large number of potential new customers, these discussions have been slowed by travel-related restrictions due to the COVID-19 pandemic and related precautions taken by several new potential customers worldwide, including policies for limited on-site engineers, which have delayed evaluations and initial orders for Aehr’s systems and consumable products in the first six months of fiscal 2021.

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Temporary Cost Reductions Implemented in Response to Delays in Expected Orders and Revenue – During the first quarter of fiscal 2021, Aehr implemented temporary expense reductions across Aehr including executive staff pay reductions due to customer order push outs and delays in production ramps. These changes resulted in total cost savings of over $550,000 in the second quarter of fiscal 2021.

Fiscal Second Quarter and Recent Business Highlights:

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Received $4.3 million initial order from a new customer that is a supplier of sensors to a major mobile device manufacturer for a FOX-XP™ production test and burn-in system, a set of DiePak Carriers®, and a FOX Automated DiePak loader / unloader for a new high-volume application for production test and burn-in of mobile sensors. Aehr was selected due to the unique technical capabilities and cost effectiveness of its solution critical to this application, which will require 100% test, burn-in, traceability and validation of the devices.
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Received a design win and an initial order for multiple DiePak Carriers for test and burn-in of next generation sensor modules for mobile devices, expanding deployment of its test solutions to additional devices with this large multinational customer. The customer will use these Aehr proprietary DiePaks for production qualification, test, and burn-in of these devices prior to volume production orders for additional DiePaks forecasted for later in Aehr’s current fiscal year.
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Since the beginning of fiscal third quarter, Aehr has received multiple follow-on orders and is seeing an increase in bookings forecasts for its proprietary WaferPakTM and DiePak consumables across multiple market segments including silicon photonics, silicon carbide, mobile sensors, and flash memory for Aehr’s installed base of FOX multi-wafer and singulated die/module test systems. These orders reflect capacity and consumable needs for previously announced new design wins as well as recent new design wins from customers for devices in these key market segments.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“As we anticipated last quarter, our revenue and bookings for the first half of our fiscal year were impacted by the continued challenging global business environment created by the COVID-19 pandemic and several customer specific production ramp delays and push outs of forecasted orders. These customers continue to indicate they believe the push outs are temporary and that they will require additional system capacity and consumables this fiscal year, and we continue to be optimistic about the second half of the year for significant bookings and revenue increases over the first half.

“At the start of the third quarter, we were excited to receive a new design win for a new high-volume application for production test and burn-in of mobile sensors, which began with an initial $4.3 million order from this new customer that is a supplier of sensors to a major mobile device manufacturer. This initial test cell is expected to ship during the current fiscal third quarter and we expect follow-on capacity orders from this customer later in the current fiscal year for additional test system capacity, DiePak Carriers and our DiePak auto loader solution for handling.

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

“Since the beginning of this fiscal third quarter, we have also seen an increase in bookings and forecasts for additional WaferPaks and DiePaks consumables for our installed base of systems, reflecting customer capacity and consumable needs for our previously announced new design wins. We are forecasting additional DiePaks and WaferPaks orders during the second half of the 2021 fiscal year from our installed base for applications in silicon photonics, silicon carbide, mobile sensors, and flash memory market segments.

“As we’ve noted before, Aehr’s proprietary test and burn-in solutions include customized WaferPaks and DiePaks that are needed not only for new systems orders but also for each new device design or new device added to production test. As we increase our installed base of FOX systems with current and new customers, particularly with our FOX-NPTM and FOX-XP multi wafer and singulated die/module test and burn-in systems, we expect our consumables business will continue to grow in absolute value and as a percentage of our total sales. Over the long term, we expect to see a steady rate of more than 50 percent of our total annual revenue to come from these consumables.

“We continue to receive specific forecasts from existing customers for additional new capacity and expect additional bookings and shipments/revenue for our systems and consumables. These customers are in key growth segments that we have started to penetrate including silicon photonics and silicon carbide, and they have asked us to anticipate and secure specific capacity to meet their needs and have indicated they expect to place orders for this capacity this fiscal year. At the same time, COVID-19 related impacts have affected our customers and have hindered our ability to forecast the timing of these orders.

“Given this fiscal year’s guidance has been almost entirely based on current customer forecasts, we are taking a more conservative approach to our fiscal year forecast and revising our revenue guidance for fiscal 2021 to be between $20 million and $25 million, while continuing to expect to be GAAP profitable for the fiscal year. With a fiscal year second half revenue range of $16 million to $21 million, this new revenue range reflects significantly increased revenue in the second half compared to first half revenue of under $4 million.

“As we look to the second half of fiscal 2021, we remain optimistic about the growth opportunities for our systems and consumables within our installed base of customers, as well as our ability to expand the number of customers using our family of FOX-PTM solutions and have additional potential customer engagements that could provide upside to our revenue for the fiscal year. We maintain our confidence in the long-term demand for our products, the attractiveness of the key markets that we serve, and our belief that we will come out of this worldwide pandemic stronger than we went in with more production customers, more applications, and higher value products.”

Fiscal 2021 Financial Guidance:
For the fiscal year ending May 31, 2021, Aehr is revising its expected full year total revenue to between $20 million and $25 million, down from between $25 million and $28 million, and continues to expect to be profitable for the fiscal year.

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its second quarter fiscal 2021 operating results. To access the call dial 800-437-2398 (+1 929-477-0577 outside the United States) and give the participant pass code 4081095. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on January 14, 2021. To access the replay dial-in information, please click here.

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future, including the second half of fiscal 2021;future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments; the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2021, including related to revenue and profitability;Aehr’s ability to expand its number of customers using its FOX-PTM solutions;the ability to secure potential customer engagements; expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets; the belief that Aehr will be stronger after the current worldwide COVID-19 pandemic, including expectations related to greater production, more customers, more applications, and higher value products. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s Form 10-K for fiscal 2020, Form 10-Q for the first fiscal quarter of fiscal 2021 and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2020	2020	2019	2020	2019

Net sales	$1,683	$2,012	$6,874	$3,695	$12,407
Cost of sales	1,306	1,785	3,672	3,091	6,934
Gross profit	377	227	3,202	604	5,473

Operating expenses:
Selling, general and administrative	1,501	1,514	2,157	3,015	3,965
Research and development	820	900	795	1,720	1,687
Total operating expenses	2,321	2,414	2,952	4,735	5,652

(Loss) income from operations	(1,944)	(2,187)	250	(4,131)	(179)

Interest (expense) income, net	(12)	(13)	2	(25)	14
Net gain from dissolution of Aehr Test Systems Japan	-	2,186	-	2,186	-
Other (expense) income, net	(6)	(94)	5	(100)	15

(Loss) income before income tax (expense) benefit	(1,962)	(108)	257	(2,070)	(150)

Income tax (expense) benefit	(4)	215	(6)	211	(12)

Net (loss) income	(1,966)	107	251	(1,859)	(162)
Net (loss) income attributable to Aehr Test Systems common shareholders	$(1,966)	$107	$251	$(1,859)	$(162)

Net (loss) income per share
Basic	$(0.08)	$0.00	$0.01	$(0.08)	$(0.01)
Diluted	$(0.08)	$0.00	$0.01	$(0.08)	$(0.01)

Shares used in per share calculations:
Basic	23,396	23,248	22,823	23,322	22,765
Diluted	23,396	23,455	22,912	23,322	22,765

-more-

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2020	2020	2019	2020	2019

GAAP net (loss) income	$(1,966)	$107	$251	$(1,859)	$(162)
Stock-based compensation expense	257	270	205	527	404
Income from disolution of Aehr Test Systesm Japan	-	(2,401)	-	(2,401)	-
Non-GAAP net (loss) income	$(1,709)	$(2,024)	$456	$(3,733)	$242

GAAP net (loss) income per diluted share	$(0.08)	$0.00	$0.01	$(0.08)	$(0.01)
Non-GAAP net (loss) income per diluted share	$(0.07)	$(0.09)	$0.02	$(0.16)	$0.01
Shares used in GAAP diluted shares calculation	23,396	23,455	22,912	23,322	22,765
Shares used in non-GAAP diluted shares calculation	23,396	23,248	22,912	23,322	22,846

Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net (loss) income. This limitation is best addressed by using this measure in combination with net (loss) income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports Second Quarter Fiscal 2021 Financial Results
January 7, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	November 30,	August 31,	May 31,
	2020	2020	2020

ASSETS

Current assets:
Cash and cash equivalents	$3,449	$6,313	$5,433
Accounts receivable, net	1,429	1,116	3,717
Inventories	9,057	8,102	7,989
Prepaid expenses and other	433	439	512
Total current assets	14,368	15,970	17,651

Property and equipment, net	683	622	663
Operating lease right-of-use assets	1,918	1,952	2,107
Other assets	142	147	153
Total assets	$17,111	$18,691	$20,574

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,155	$809	$945
Accrued expenses	1,344	1,373	1,439
Operating lease liabilities, short-term	705	671	658
Customer deposits and deferred revenue, short-term	66	387	170
Current portion of long-term debt	1,213	933	653
Total current liabilities	4,483	4,173	3,865

Operating lease liabilities, long-term	1,361	1,432	1,605
Long-term debt, net of current portion	466	746	1,026
Deferred revenue, long-term	9	19	22
Total liabilities	6,319	6,370	6,518

Aehr Test Systems shareholders' equity	10,792	12,321	14,077
Noncontrolling interest	-	-	(21)
Total shareholders' equity	10,792	12,321	14,056
Total liabilities and shareholders' equity	$17,111	$18,691	$20,574

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